Exhibit 10.2

DATED ...............

EDWARD D. JONES & CO., L.P.

and

TOWRY LAW FINANCE COMPANY LIMITED

_________________________

DEED OF TAX COVENANT

_________________________

Slaughter and May

One Bunhill Row

London EC1Y 8YY

(RVC/SMQS/EJZM)

Agreed Form 22/10/09

THIS DEED OF TAX COVENANT is made on ...............

BETWEEN:-

1.	EDWARD D. JONES & CO., L.P. whose registered office is at 12555 Manchester Road, St. Louis, Missouri 63131, United States (a Missouri registered limited partnership) (the “Covenantor”);

AND

2.	TOWRY LAW FINANCE COMPANY LIMITED whose registered office is at Towry Law House, Western Road, Bracknell, RG12 1TL, United Kingdom (registered in England No. 05721344)(the “Purchaser”).

NOW THIS DEED WITNESSES as follows:-

1.	INTERPRETATION

In this deed of covenant-

1.1

unless otherwise defined herein, and except where the context requires otherwise, capitalised terms used in this deed shall have the meanings ascribed to them in the Agreement; and the following expressions shall have the following meanings:-

“Adjusted Net Assets”	has the meaning given in the Agreement;
“Agreement”	means the agreement between the Covenantor and the Purchaser for the sale and purchase of the Shares;
“Bond Transfers”	means the purchases of Crest depositary interests or bonds referred to in the specific disclosure against warranty 23.2 as set out in the Disclosure Letter;
“Claim”

means the issue of any notice, letter or other document by or on behalf of any Tax Authority or the taking of any other action by or on behalf of any Tax Authority from which notice, letter, document or action it appears that a Tax Liability is to be, or may be, imposed on the Company and/or the Subsidiary;

“Covenantor’s Extended Group”	means the Covenantor and any company (other than the Company or the Subsidiary) that is, or has at any time been, treated for the purposes of any Tax as being a member of the same group as the

Covenantor or as being otherwise associated or connected with the Covenantor;
“Covenantor’s Group”	has the meaning ascribed to “Retained Group” in the Agreement;
“Deemed Tax Liability”	has the meaning given in sub-clause 1.3;
“Disclosure Letter”	has the meaning given in the Agreement;
“Event”	means any transaction, event, circumstance, action or omission, including, without limitation, any change in the residence of any person for the purposes of any Tax and shall also include Completion;
“GAAP”	means generally accepted accounting practice as defined in section 50 Finance Act 2004;
“HMRC”	means H.M. Revenue & Customs;
“ICTA”	means the Income and Corporation Taxes Act 1988;
“Income, Profits or Gains”	has the meaning given in sub-clause 1.4(A);
“Pre-Sale Losses”	has the meaning ascribed to it in Schedule 6 (Pre-Sale Losses) to the Agreement;
“Purchaser’s Group”	has the meaning ascribed to it in the Agreement;

“Purchaser’s Relief”

means:

(a)  any Relief which is treated as an asset of the Company or the Subsidiary in the balance sheet comprised in the Accounts or is taken into account in computing (and so reducing or eliminating what would, but for the Relief, have been) a provision for deferred Tax in the balance sheet comprised in the Accounts; and

(b)  any Relief which:

(i)    arises as a consequence of or by reference to an Event occurring (or deemed to occur) after Completion or in respect of a period commencing after Completion; and

(ii)   is not a Relief as referred to in sub-clause 6.2

(the benefit thereof being for the Covenantor in accordance with the provisions of clause 6); and (iii) is not a Relief as is comprised in the Pre-Sale Losses;
“Relevant Amount”	has the meaning set out in sub-clause 6.3;
“Relief”	means any loss, relief, allowance or credit in respect of any Tax and any deduction in computing Income, Profits or Gains for the purposes of any Tax;
“Shares”	means all the issued shares in the capital of the Company;
“Straddle Period”	has the meaning set out in sub-clause 9.4;
“Tax”	means:-

(a)         within the United Kingdom:

(i) corporation tax, advance corporation tax, income tax (including income tax required to be deducted or withheld from or accounted for in respect of any payment), capital gains tax, any liability arising under section 601 ICTA, inheritance tax, national insurance contributions, stamp duty reserve tax (or amounts in respect thereof), stamp duty to the extent that the same is recoverable as if it were an amount of stamp duty reserve tax, stamp duty land tax, value added tax, duties of customs and excise, and

(ii) any taxes, levies, duties, charges, imposts or withholdings corresponding to, similar to, or replacing any of the taxes referred to in (i) above,

together with all penalties, charges and interest relating to any of the above; and

(b) outside the United Kingdom, all taxes and all levies, duties, imposts, charges and withholdings of a fiscal nature, including (without limitation) taxes on gross or net

Income, Profits or Gains and taxes on receipts, sales, use, occupation, franchise, value added and personal property, together with all penalties, charges and interest relating to any of them,

regardless (in either case) of whether any such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the Company, the Subsidiary or any other person and of whether any amount in respect of any of them is recoverable from any other person as mentioned in clause 7 (RECOVERY FROM OTHER PERSONS);

“Tax Assessment”

means any assessment, demand, determination or other similar formal notice of a Tax Liability issued by or on behalf of any Tax Authority by virtue of which the Company, the Subsidiary or any other person either is liable to make a payment of Tax or will, with the passing of time, become so liable (in the absence of any successful application to postpone any such payment) and shall also mean any self-assessment made by the Company, the Subsidiary or any other person in respect of any amount of Tax which any of them either considers that it is liable to pay or considers that it will, with the passing of time, become liable to pay;

“Tax Authority”	means any taxing or other authority (whether within or outside the United Kingdom) competent to impose any Tax Liability;
“Tax Liability”	has the meaning given in sub-clause 1.2;

“Transitional Services Agreement”	has the meaning given in the Agreement;

1.2

references to any “Tax Liability” of the Company and/or the Subsidiary shall mean both liabilities or any increase in the liabilities of the Company and/or the relevant Subsidiary to make actual payments of or in respect of any Tax regardless of whether any such liability shall have been discharged in whole or in part on or before Completion save to the extent that such discharge is taken into account in the Accounts and also:-

(A)

the loss of a right to repayment of Tax which has been treated as an asset of the Company or the Subsidiary in the balance sheet comprised in the Accounts or the setting off of any such right to repayment of Tax against any liability to make an actual payment of Tax in respect of which the Purchaser would, but for that setting off, have been able to make a claim against the Covenantor under this deed;
(B)

the setting off against Income, Profits or Gains which were earned, accrued or received on or before Completion or in respect of a period ended on or before Completion or against any Tax otherwise chargeable in respect of an Event occurring (or deemed to occur) on or before Completion or in respect of a period ended on or before Completion of any Purchaser’s Relief in circumstances where, but for such setting off, the Company and/or the Subsidiary would have had a liability to make an actual payment of Tax in respect of which the Purchaser would have been able to make a claim against the Covenantor under this deed; and

(C)	the loss or non-availability of, or a reduction in the amount of, any Relief falling within paragraph (a) of the definition of Purchaser’s Relief;
1.3

in any case falling within any of sub-clauses 1.2(A), 1.2(B), or 1.2(C) the amount that is to be treated for the purposes of this deed as a Tax Liability of the Company or the Subsidiary (the “Deemed Tax Liability”) shall be determined as follows:-

(A)

in a case which falls within sub-clause 1.2(A), the Deemed Tax Liability shall be the amount of the repayment that would have been obtained but for the loss, reduction or setting off mentioned in that sub-clause;

(B)

in a case which falls within sub-clause 1.2(B) and where the Relief that was the subject of the setting off mentioned in that sub-clause was a deduction from or offset against Tax, the Deemed Tax Liability shall be the amount of that Relief;

(C)

in a case which falls within sub-clause 1.2(B) and where the Relief that was the subject of the setting off mentioned in that sub-clause was a deduction from or offset against Income, Profits or Gains, the Deemed Tax Liability shall be the amount of Tax which has been saved in consequence of the setting off; and

(D)

in a case which falls within sub-clause 1.2(C), the Deemed Tax Liability shall be the amount of any liability to make an actual payment of Tax which would not have arisen if the Relief had not been lost or reduced or, as the case may be, had been available;

1.4	references to:-
(A)	“Income, Profits or Gains” shall include any income, profits or gains which are deemed to be earned, accrued or received for the purposes of any Tax; and
(B)

Income, Profits or Gains (as defined in sub-clause 1.4(A)) as being earned, accrued or received on or before a particular date or in respect of a particular period shall include Income, Profits or Gains which are deemed to have been, earned, accrued or received on or before that date or in respect of that period for the purposes of any Tax;

1.5	unless otherwise specified:-

(A)	references to clauses and sub-clauses, are to clauses and sub-clauses of this deed;
(B)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;
(C)

references to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);

(D)	references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;
(E)	the expression “body corporate” shall have the meaning given in section 1173 Companies Act 2006;
(F)	references to writing shall include any modes of reproducing words in a legible and non-transitory form;
(G)	references to times of the day are to London time;
(H)	headings to clauses are for convenience only and do not affect the interpretation of this deed;
(I)

references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term; and

(J)

without limitation, references to the ordinary course of business or trade of the Company and/or the Subsidiary as carried on at Completion do not include any transaction carried out otherwise than on arm’s length terms except to the extent carried out pursuant to a legally binding commitment of the Company and/or the Subsidiary created on or before Completion.

2.	COVENANT

Subject to the provisions of clause 3 (LIMITS ON CLAUSE 2), clause 4 (EXCLUSIONS) and clause 5 (MITIGATION) the Covenantor hereby covenants with the Purchaser to pay to the Purchaser (so far as possible by way of repayment of the consideration payable under the Agreement for the Shares) an amount equal to any of the following:-

2.1	any Tax Liability of the Company and/or the Subsidiary arising:-
(A)

as a consequence of or by reference to any Event (and “Event” shall, for the avoidance of doubt and without limitation, include Bond Transfers) which occurred on or before Completion or was deemed to occur on or before Completion for the purposes of any Tax; or
(B)	in respect of or by reference to any Income, Profits or Gains which were earned, accrued or received on or before Completion or in respect of a period ending on or before Completion;
2.2	any Tax Liability of the Company and/or the Subsidiary arising as a consequence of or by reference to any of the following occurring or being deemed to occur at any time after Completion:-
(A)	the disposal by any member of the Covenantor’s Extended Group of any asset or of any interest in or right over any asset;
(B)	the making by any member of the Covenantor’s Extended Group of any such payment or deemed payment as constitutes a chargeable payment for the purposes of section 214 ICTA;
(C)

any Event or the earning of any Income, Profits or Gains which results in the Company and/or the Subsidiary becoming liable to pay or bear a Tax Liability chargeable directly or primarily against or attributable directly or primarily to another person (not being the Company and/or the Subsidiary) and which liability to pay arises as a consequence of or by reference to the relationship subsisting between the Company or the Subsidiary and that other person at any time prior to Completion; or

(D)	any member of the Covenantor’s Extended Group ceasing to be resident in the United Kingdom for the purposes of any Tax; and
2.3

any reasonable out-of-pocket legal, accounting or other costs and expenses reasonably and properly incurred by the Company and/or the Subsidiary in connection either with any such Tax Liability as is mentioned in sub-clauses 2.1 or 2.2 or with any Claim therefor which leads to such a Tax Liability (save to the extent that the Covenantor’s liability under this deed in respect of such Tax Liability is limited or excluded pursuant to clause 3 or clause 4).

3.	LIMITS ON CLAUSE 2

The covenant given in clause 2 (COVENANT) shall not cover any Tax Liability of the Company and/or the Subsidiary, and the Covenantor shall not be in breach of the Tax Warranties, to the extent that:-

3.1	(in relation only to a breach of any of the Tax Warranties) provision or reserve in respect of that Tax Liability was made in the Accounts or otherwise expressly reflected therein;
3.2	that Tax Liability was paid or discharged before Completion and such payment or discharge was reflected in the Adjusted Net Assets;

3.3

that Tax Liability was provided for or reserved in (or otherwise taken into account by way of a decrease in the amount of the assets or increase in the amount of the Total Liabilities comprised in) the Adjusted Net Assets;

3.4

that Tax Liability (other than a Tax Liability arising as a consequence of or by reference to any Bond Transfers) arises or is increased as a result only of any increase in rates of Tax, or any change in law, or any change in the practice of, or any withdrawal of any extra-statutory concession by, any Tax Authority, or any change in accountancy practice or principles, being an increase, withdrawal or change made, in any such case, after the date of the Agreement;

3.5

that Tax Liability would not have arisen but for a voluntary transaction, action or omission carried out or effected by any member of the Purchaser’s Group at any time after Completion, other than any such transaction, action or omission:-

(A)	carried out or effected under a legally binding commitment created on or before Completion; or
(B)	carried out or effected in the ordinary course of the trade carried on by the Company or Subsidiary as at Completion; or
3.6	that Tax Liability would not have arisen or would have been reduced but for:
(A)

a failure or omission on the part of the Purchaser and/or the Company and/or the Subsidiary after Completion to make any election or claim any Relief, the making or claiming of which was taken into account in computing the provision or reserve for Tax in the Accounts and the need for the making or claiming of which either has been notified to the Purchaser in writing at least ten Business Days prior to the last date on which the election can be made or Relief claimed or was apparent on the face of the Accounts or, PROVIDED THAT the Covenantor notifies the Purchaser that such election or claim is required to be made, of the corporation tax return or associated tax computation prepared by the Covenantor pursuant to clause 9; or

(B)

any election or claim for any Relief, made or claimed by the Company and/or the Subsidiary after Completion, the making or claiming of which was not taken into account in computing the provision or reserve for Tax in the Accounts;

3.7

that Tax Liability arises by reason of a voluntary disclaimer by the Company and/or the Subsidiary after Completion of the whole or part of any allowance to which any of them is entitled under the Capital Allowances Act 2001 or by reason of the revocation by the Company and/or the Subsidiary after Completion of any claim for Relief made (whether provisionally or otherwise) by any of them prior to Completion;

3.8

that Tax Liability arises directly as a result of any changes after Completion of the date to which the Company and/or the Subsidiary makes up its accounts or in the bases, methods or policies of accounting of the Purchaser and/or the Company and/or the Subsidiary except where such change was necessary to comply with GAAP as, and to the extent that, it applied to the relevant company at Completion;

3.9	that Tax Liability has been made good by insurers or otherwise compensated for without cost to the Purchaser, the Company and/or the Subsidiary;
3.10	that Tax Liability arises or is increased as a consequence of any failure by the Purchaser to comply with any of its obligations under this deed or the Agreement;
3.11

the Purchaser has made recovery in respect of that Tax Liability by means of a claim for breach of any of the Warranties or under any other provision of the Agreement (including, without limitation, any of the Indemnities);

3.12	any of the Pre-Sale Losses are available to lawfully reduce or otherwise lawfully eliminate the Tax Liability in question; or
3.13	the Tax Liability arises as a result of any of the provisions of the Transitional Services Agreement or their proper implementation.
4.	EXCLUSIONS

Certain provisions of Schedule 3 to the Agreement contain further limitations which apply to this deed (including setting certain financial and time limits).

5.	MITIGATION

The Purchaser shall, at the direction in writing of the Covenantor, procure that the Company and the Subsidiary take all such steps as the Covenantor may require to:-

5.1

use in the manner hereinafter mentioned all such Reliefs (other than a Purchaser’s Relief or any other Relief to the extent it has already been taken into account in giving rise to a “Relevant Amount” under sub-clause 6.3) as are available to the Company or Subsidiary to reduce or eliminate any Tax Liability in respect of which the Purchaser would have been able to make a claim against the Covenantor under this deed (such Reliefs including, without

5.2

make all such claims and elections specified by the Covenantor in respect of any accounting period of the Company and/or the Subsidiary commencing before Completion as have the effect of reducing or eliminating any such Tax Liability as is mentioned in sub-clause 5.1, provided that no such claim or election shall require the Company or the Subsidiary to use any Purchaser’s Relief or any other Relief to the extent it has already been taken into account in giving rise to a “Relevant Amount” under sub-clause 6.3.

6.	OVER-PROVISIONS AND RELIEFS
6.1

If the auditors for the time being of the Company shall certify (at the request and expense of the Covenantor) that any provision for Tax in the Accounts (excluding any provision for deferred Tax) has proved to be an over-provision, then the amount of such over-provision shall be dealt with in accordance with sub-clause 6.3.

6.2

If any Tax Liability, or the matter or circumstances giving rise to such a Tax Liability, which has resulted in a payment having been made or becoming due from the Covenantor under this deed has given or will give rise to a Relief for the Company or the Subsidiary which would not otherwise have arisen (other than a Relief used pursuant to clause 5 to limit the liability of the Covenantor to make a payment under this deed in respect of a Tax Liability), then, as and when the liability of the Company, the Subsidiary or any member of the Purchaser’s Group to make an actual payment of or in respect of Tax is reduced, by reason of that Relief and after taking account of the effect of all other Reliefs that are or become available to the Company, the Subsidiary or any member of the Purchaser’s Group (including any Relief derived from a subsequent accounting period), from the amount that that liability would have been but for the availability of that Relief, the amount by which that liability is so reduced shall be dealt with in accordance with sub-clause 6.3.

6.3	Where it is provided under sub-clause 6.1 or 6.2 that any amount (the “Relevant Amount”) is to be dealt with in accordance with this sub-clause:-
(A)	the Relevant Amount shall first be set off against any payment then due from the Covenantor under this deed; and
(B)

to the extent there is an excess, a refund shall be made to the Covenantor of any previous payment or payments made by the Covenantor under this deed and not previously refunded under this clause up to the amount of such excess; and

(C)

to the extent that the excess referred to in paragraph 6.3(B) is not exhausted under that paragraph, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Covenantor under this deed.

6.4	Where any such certification as is mentioned in sub-clause 6.1 has been made, the Covenantor, the Purchaser or the Company may request the auditors for the time being of the Company to review such certification in the light of all relevant circumstances, including any facts which have become known only since such certification, and to certify whether such certification remains correct or whether, in the light of those circumstances, the amount that was the subject of such certification should be amended.
6.5

If the auditors certify under sub-clause 6.4 that an amount previously certified should be amended, that amended amount shall be substituted for the purposes of sub-clause 6.3 as the Relevant Amount in respect of the certification in question in place of the amount originally certified, and such adjusting payment (if any) as may be required by virtue of the above-mentioned substitution shall be made as soon as practicable by the Covenantor or (as the case may be) to the Covenantor.
6.6

For the purpose of giving full effect to this clause 6, the Purchaser shall, but only in accordance with and to the extent of the priority as to use of Reliefs specified in clause 6.2, procure that the Company, the Subsidiary and all members of the Purchaser's Group use all such Reliefs as are mentioned in sub-clause 6.2 to lawfully reduce or eliminate any liability to Tax which the Company, the Subsidiary, or any member of the Purchaser’s Group would otherwise have incurred (such use including, without limitation, the surrender of the same, or of an amount equal to the same, by the Company to another member of the Purchaser’s Group), the said use being to effect the reduction or elimination of any such liability to Tax to the extent permitted by law, and to provide to the Covenantor (if so required by the Covenantor), at the Covenantor’s expense, a certificate from the auditors (for the time being) of the Purchaser confirming that such Relief has been so used

7.	RECOVERY FROM OTHER PERSONS

If, in the event of any payment becoming due from the Covenantor under clause 2 (COVENANT) or in respect of the Tax Warranties, any member of the Purchaser’s Group either is immediately entitled at the due date for the making of that payment to recover from any person (not being any member of the Purchaser’s Group but including, without limitation, any Tax Authority) any sum in respect of the Tax Liability that has resulted in that payment becoming due from the Covenantor, or at some subsequent date becomes entitled to make such a recovery, then the Purchaser shall procure that the Company or, as the case may be, the Subsidiary shall promptly notify the Covenantor of its entitlement and shall, if so required by the Covenantor and at the Covenantor’s sole expense, take all appropriate steps to enforce that recovery (keeping the Covenantor fully and promptly informed of the progress of any action taken and providing the Covenantor with copies of all relevant correspondence and documentation); and if the Covenantor has made a payment under clause 2 (COVENANT) or under the Tax Warranties in respect of the Tax Liability in question, the Purchaser shall account to the Covenantor for whichever is the lesser of:-

(A)

any sum so recovered by the Company or Subsidiary, or member of the Purchaser’s Group, in respect of that Tax Liability (including any interest or repayment supplement paid by the Tax Authority or other person on or in respect thereof) less any Tax chargeable on the Company, the Subsidiary or member of the Purchaser’s Group; and

(B)	the amount paid by the Covenantor under clause 2 (COVENANT) or under the Tax Warranties in respect of that Tax Liability.
8.	CLAIMS PROCEDURE
8.1

Upon the Purchaser or the Company and/or the Subsidiary becoming aware of a Claim relevant for the purposes of this deed or under the Tax Warranties, the Purchaser shall forthwith give written notice of that Claim to the Covenantor or, as the case may be, shall procure that the Company or Subsidiary forthwith give written notice of that Claim (including reasonably sufficient details of such Claim, the due date for payment and the time limits for appeal, and so far as practicable, the amount of the Tax Liability involved) to the Covenantor, and the Purchaser shall further procure that, if the Covenantor shall indemnify the Purchaser and/or the Company or Subsidiary to their reasonable satisfaction against all losses, costs, damages and expenses, including interest on overdue Tax, which may be incurred thereby, the Company or Subsidiary takes such action and gives such information and assistance in connection with the affairs of the Company or Subsidiary as the Covenantor may reasonably and promptly by written notice request to avoid, dispute, resist, appeal, compromise or defend the Claim;

PROVIDED THAT the Purchaser shall not be obliged to procure that the Company and/or the Subsidiary appeals against any Tax Assessment if, the Covenantor having been given written notice of the receipt of that Tax Assessment in accordance with the preceding provisions of this sub-clause, the Company or Subsidiary has not within 30 days thereafter received instructions in writing from the Covenantor, in accordance with the preceding provisions of this sub-clause, to make that appeal.

8.2

The actions which the Covenantor may reasonably request under sub-clause 8.1 shall include (without limitation) the Company or Subsidiary applying to postpone (so far as legally possible) the payment of any Tax and/or allowing the Covenantor to take on or take over at its own expense the conduct of all or any proceedings of whatsoever nature arising in connection with the Claim in question, and, if the Covenantor takes on or takes over the conduct of proceedings, the Purchaser shall provide and shall procure that the Company and/or the Subsidiary provides such information and assistance as the Covenantor may reasonably require in connection with the preparation for and conduct of those proceedings.

9.	TAX RETURNS
9.1

The Covenantor or its duly authorised agent shall prepare the corporation Tax returns of the Company and the Subsidiary for all accounting periods ended on or prior to the Accounts Date to the extent that the same shall not have been prepared before Completion.

9.2

The Purchaser shall procure that the Company and the Subsidiary shall cause the returns mentioned in sub-clause 9.1 to be authorised, signed and submitted to the appropriate authority without amendment or with such amendments as the Covenantor shall agree and shall give the Covenantor or its agent all such assistance as may be required to complete those returns;

PROVIDED THAT the Purchaser shall not be obliged to procure that either the Company or any Subsidiary take any such action as is mentioned in this sub-clause in relation to any Tax return that is not true and accurate in all material respects.

9.3

The Purchaser or its duly authorised agent shall prepare the Tax returns of the Company and the Subsidiary for all accounting periods beginning on or before, but ending after, Completion (each such accounting period a “Straddle Period”).

9.4	The Purchaser or its duly authorised agent shall submit each such Tax return referred to in sub-clause 9.3 in draft form to the Covenantor at least 20 Business Days before the last date on which such Tax returns may be filed with the applicable Tax Authority without incurring interest and penalties and the Covenantor shall be given an opportunity to make comments thereon. The Purchaser or its duly authorised agent shall reflect all reasonable comments of the Covenantor received prior to the submission of the relevant Tax return.

9.5

Save in relation to the preparation and submission of the corporation tax returns as provided in sub-clause 9.1, the Purchaser or its duly authorised agent shall prepare all documentation and deal with all matters (including correspondence) relating to the Tax returns of the Companies and the Subsidiary for all periods on or prior to the Accounts Date and for all Straddle Periods provided that:-

(A)	where there is any correspondence with any Tax Authority in relation to such Tax returns; or
(B)	where any meeting or telephone call is to take place with a representative or representatives of any Tax Authority in relation to such Tax returns;

and that correspondence, meeting or call may affect or otherwise be relevant to the liability or potential liability to Tax of the Covenantor, or any member of the Covenantor’s Group, or the Covenantor’s liability or potential liability under clause 2 (COVENANT):

(C)

the Purchaser shall as promptly as is reasonably practicable send copies of all such correspondence received and copies of all draft replies to the Covenantor and shall give the Covenantor an opportunity to make comments thereon a reasonable time in advance of such correspondence’s submission to the relevant Tax Authority to the extent that it relates to the liability to Tax of the Covenantor, or any member of the Covenantor’s Group, or the Covenantor’s liability under clause 2 (COVENANT). The Purchaser or its duly authorised agent shall incorporate all reasonable comments of the Covenantor received prior to the submission of the relevant correspondence in such correspondence; and

(D)

the Purchaser shall give reasonable advance notice of any such meeting to the Covenantor and the Covenantor shall be entitled to nominate a person or persons to attend and participate in such meeting or call to the extent that it relates to the liability to Tax of the Covenantor, or any member of the Covenantor’s Group, or the Covenantor’s liability under clause 2 (COVENANT).

9.6

The Covenantor shall provide such access to their personnel, books, accounts and records and provide such assistance as is necessary and reasonable to enable the Purchaser or its duly authorised agent in complying with its obligations under sub-clauses 9.3 and 9.5.

9.7

Subject to sub-clause 3.10 of this deed, nothing done by the Company and/or the Subsidiary pursuant to this clause shall in any respect restrict or reduce any rights the Purchaser may have to make a claim against the Covenantor under this deed in respect of any such Tax Liability as is mentioned in clause 2 (COVENANT).

9.8

The Purchaser shall procure that the Company and the Subsidiary shall afford such access to their personnel, books, accounts and records and provide such assistance as is necessary and reasonable to enable the Covenantor or its duly authorised agent to conduct matters in accordance with the Covenantor’s rights and obligations under this clause.

9.9

Where there is conflict between the provisions of this clause 9 (TAX RETURNS) and the provisions of clauses 8 (CLAIMS PROCEDURE), the provisions of clauses 8 (CLAIMS PROCEDURE) shall take precedence over the provisions of this clause 9 (TAX RETURNS).

10.	DUE DATE OF PAYMENT
10.1	Where the Covenantor becomes liable to make any payment under clause 2 (COVENANT), the payment shall be made in cleared funds and the due date for the making of that payment shall be the later of:-
(A)	three Business Days following the date on which notice demanding such payment is received by the Covenantor from the Purchaser; and
(B)

in a case that involves an actual payment of Tax by the Company and/or any of the Subsidiary, the date that is the last date on which the Company or Subsidiary would have had to have paid to the appropriate Tax Authority the Tax that has given rise to the Covenantor’s liability under this deed in order to avoid incurring a liability to interest or a charge or penalty in respect of that Tax Liability; or

(C)	in a case falling within any of sub-clauses 1.2(A), 1.2(B) or 1.2(C), the date the repayment would have been obtained or when Tax would have been payable but for the setting off, as the case may be.
10.2

If any payment required to be made by any party under this deed is not made by the due date for the making thereof, then, except to the extent that the Covenantor’s liability under clause 2 (COVENANT) compensates the Purchaser for the late payment by virtue of its extending to interest and penalties, that payment shall carry interest from that due date until the date when the payment is actually made at the rate of 4 per cent. above the base rate from time to time of the Royal Bank of Scotland plc.

11.	DEDUCTIONS FROM PAYMENTS, ETC.
11.1	All sums payable by the Covenantor to the Purchaser under this deed shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law.
11.2

If any deductions or withholdings are required by law to be made from any of the sums payable as mentioned in sub-clause 11.1 other than interest, the Covenantor shall be obliged to pay to the Purchaser such sum as will, after the deduction or withholding has been made, leave the Purchaser with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

11.3

If any sum payable by the Covenantor to the Purchaser under this deed (other than interest or Tax collectable by deduction or withholding) shall be subject to Tax within the United Kingdom in the hands of the Purchaser, the Covenantor shall be under the same obligation to make an increased payment in relation to such Tax as if it were a deduction or withholding required by law. No such increased payment shall be payable under sub-clause 11.3 if the relevant sum payable by the Covenantor under this deed cannot or does not fall to be treated for tax purposes as an adjustment to (and reduction in the amount of) the consideration paid by the Purchaser for the Shares for the reason that the payments under clause 8 (Adjusted Net Assets) of the Agreement do not fall to be treated as such consideration.

12.	MISCELLANEOUS
12.1	Except as expressly set out herein, a person who is not a party to this Deed shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.
12.2

The provisions of clauses 20 (Effect of Completion), 21 (Remedies and Waivers), 22 (Assignment), 25 (Notices), 27 (Confidentiality), 28 (Costs and Expenses), 29 (Counterparts), 30 (Invalidity), 32 (Choice of Governing Law) and 33 (Jurisdiction) of the Agreement shall apply for the purposes of this Deed as if set out herein in full mutatis mutandis, with the proviso to clauses 22.1 being read replacing the words "under this Agreement" and "the operation of the "after-tax" provision in clause 1" with, respectively, the words "under this deed" and "the operation of clause 11 of this deed".

IN WITNESS WHEREOF this document has been executed and delivered as a deed the day and year first before written.

Executed as a deed by
EDWARD D. JONES & CO., L.P.
by its General Partner, EDJ Holding Company, Inc., by James D. Weddle (in his capacity as President) in the presence of:

Name of Witness:

.................................

Address of Witness:

.................................

.................................

Occupation of Witness:

.................................

) ) ) ) ) )	....................................... James D. Weddle ....................................... Witness Signature _________________________

Executed as a deed	)
by TOWRY LAW FINANCE COMPANY LIMITED acting by ................................................... (Director / Secretary) ................................................... (Director)	) ) ) ) ) ) ) ) ) ) ) )	................................. .................................